+----------------
                                 UNITED STATES                 | OMB APPROVAL  |
                      SECURITIES AND EXCHANGE COMMISSION       +---------------+
                            Washington, D.C. 20549             |  OMB Number:  |
                                                               |   3235-0058   |
                                  FORM 12b-25                  |    Expires:   |
                                                               | March 31, 2006|
                          NOTIFICATION OF LATE FILING          |   Estimated   |
                                                               |average burden |
(Check One): [ ] Form 10-K  [ ] Form 20-F   [ ] Form 11-K      |   hours per   |
             [X] Form 10-Q  [ ] Form N-SAR                     |response..2.50 |
                                                               +---------------+
For Period Ended: March 31, 2004
                  -----------------                            +---------------+
                                                               | SEC File No.  |
                [ ] Transition Report on Form 10-K             |               |
                [ ] Transition Report on Form 20-F             |   0-28363     |
                [ ] Transition Report on Form 11-K             +---------------+
                [ ] Transition Report on Form 10-Q             +---------------+
                [ ] Transition Report on Form N-SAR            |   CUSIP No.   |
                                                               |   78401R101   |
For the Transition Period Ended: ____________________________  +-------------- +

 [Read Instruction (on back page) Before Preparing Form. Please Print or Type]
   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

--------------------------------------------------------------------------------
PART I - REGISTRANT INFORMATION
--------------------------------------------------------------------------------
Full Name of Registrant

SBS Interactive, Co.
--------------------------------------------------------------------------------
Former Name if Applicable

Inet Commerce Conduit Corporation
--------------------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

4211 Yonge Street, Suite 235
--------------------------------------------------------------------------------
City, State and Zip Code

Toronto, Ontario, Canada M2P 2A9
--------------------------------------------------------------------------------

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
    | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be
    |     filed on or before the fifteenth calendar day following the
[X] |     prescribed due date; or the subject quarterly report or transition
    |     report on Form 10-Q, or portion thereof will be filed on or before
    |     the fifth calendar day following the prescribed due date; and
    | (c) The accountant's statement or other exhibit required by Rule
    |     12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period.
                                               (Attach Extra Sheets if Needed)

     The Company has not yet received all the information it needs to complete the preparation of its financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Todd Gotlieb, President              416                 223-9293
     ----------------------------    --------------    -------------------------
               (Name)                 (Area Code)         (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [ ] Yes [X] No Form 10-KSB for the fiscal year ended
                                         December 31, 2003
     ---------------------------------------------------------------------------
(3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

================================================================================

                             SBS INTERACTIVE, CO.
          -----------------------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    May 17, 2003                    By /s/ Todd Gotlieb
    ------------------------------        --------------------------------------
                                              Todd Gotlieb, President and Chief
                                              Financial Officer



INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+----------------------------------ATTENTION-----------------------------------+
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
+------------------------------------------------------------------------------+